UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2006

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9690 Deereco Road
Suite 100
Timonium, Maryland 21093
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01  Entry into a Material Definitive Agreement.

On March 31, 2006, Omega Healthcare Investors, Inc. (“Omega”) entered into a new four-year $200 million revolving senior secured credit facility (the “New Credit Facility”).

The New Credit Facility is being provided by Bank of America, N.A., Banc of America Securities LLC, Deutsche Bank Trust Company Americas, UBS Securities, LLC and General Electric Capital Corporation (the “Lenders”) pursuant to a Credit Agreement, dated as of March 31, 2006 (the “New Credit Agreement”), among the Omega subsidiaries named therein (“Borrowers”), the lenders named therein, and Bank of America, N.A., as administrative agent. Omega and its subsidiaries have guaranteed the obligations of the Borrowers under the New Credit Agreement in favor of the Bank of America, N.A.

The material terms of the New Credit Facility are as follows:

Interest Rates and Fees.    The interest rates per annum applicable to the New Credit Facility are the Eurodollar Rate, or Eurodollar, plus the applicable margin (as defined below) or, at our option, the base rate, which will be the higher of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, and (ii) the federal funds effective rate from time to time plus 0.50% , in each case, plus the applicable margin (as defined below). The applicable margin with respect to the New Credit Facility is determined in accordance with a performance grid based on our consolidated leverage ratio. The applicable margin may range from 2.0% to 0.5% in the case of Eurodollar advances, from 0.75% to .00% in the case of base rate advances, and from 2.0% to 0.5% in the case of letter of credit fees. The default rate on the New Credit Facility is 3.00% above the interest rate otherwise applicable to base rate loans. We are also obligated to pay a commitment fee of 0.35% on the unused portion of our New Credit Facility if usage is less than fifty percent and 0.25% on the unused portion of our New Credit Facility if usage exceeds fifty percent.

Prepayments.    In certain circumstances set forth in the New Credit Agreement, we may prepay the New Credit Facility at any time in whole or in part without fees or penalty.

Covenants.    The New Credit Facility contains customary affirmative and negative covenants, including, without limitation, limitations on investments; limitations on liens; limitations on mergers, consolidations, and transfers of assets; limitations on sales of assets; limitations on transactions with affiliates; and limitations on our transfer of ownership and management. In addition, the New Credit Facility contains financial covenants including, without limitation, with respect to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum distributions.

Events of Default.    The New Credit Facility includes customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, covenant defaults, cross-defaults, a change of control, bankruptcy events, material unsatisfied or unstayed judgments, and loss of real estate investment trust (“REIT”) status.

Right to Increase Maximum Borrowings. Pursuant to the terms of the New Credit Agreement, the Lenders have agreed that in certain circumstances Omega may increase the revolving commitments under the New Credit Facility by up to an additional $100 million, for maximum aggregate borrowings outstanding of up to $300 million.

Security and Guarantees.    Omega and its subsidiaries that are not borrowers under the New Credit Facility guarantee the obligations of our borrower subsidiaries under the New Credit Facility. All obligations under the New Credit Facility and the related guarantees are secured by a perfected first priority lien on certain real properties and all improvements, fixtures, equipment and other personal property relating thereto of the subsidiaries party to the New Credit Facility, and an assignment of leases, rents, sale/refinance proceeds and other proceeds flowing from the real properties.

At March 31, 2006, Omega had $4.5 million of borrowings outstanding under the New Credit Facility.

On April 4, 2006, Omega issued a press release announcing that it had entered into the New Credit Facility and terminated its Prior Credit Facility (as defined and discussed below). A copy of Omega’s press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The New Credit Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02  Termination of a Material Definitive Agreement.

On March 31, 2006, Omega terminated its previous $200 million revolving senior secured credit facility (“Prior Credit Facility”). The Prior Credit Facility was provided pursuant to that certain credit agreement, dated as of March 22, 2004 (the “Prior Credit Agreement”) with Banc of America Securities LLC as lead arranger, Bank of America, N.A. as administrative agent and a syndicate of other financial institutions as lenders, which included Bank of America, N.A., Deutsche Bank AG, UBS Loan Finance LLC and General Electric Healthcare Financial Services. The Prior Credit Facility initially provided a $125 million senior secured four-year revolving credit facility and was subsequently increased by amendment to $200 million. The borrowers under the Prior Credit Facility were certain of Omega’s subsidiaries that hold borrowing base properties (the “Prior Borrowers”).

The material terms of the Prior Credit Facility were as follows:

Interest Rates and Fees.    The interest rates per annum applicable to the Prior Credit Facility were the Eurodollar Rate, or Eurodollar, plus the applicable margin (as defined below) or, at our option, the base rate, which was the higher of (i) the rate of interest publicly announced by the administrative agent as its prime rate in effect, and (ii) the federal funds effective rate from time to time plus 0.50%, in each case, plus the applicable margin (as defined below). The applicable margin with respect to the Prior Credit Facility was determined in accordance with a performance grid based on our consolidated leverage ratio. The applicable margin ranged from 2.75% to 1.75% in the case of Eurodollar advances, and from 1.25% to 0.25% in the case of base rate advances. The default rate on the Prior Credit Facility was 3.00% above the interest rate otherwise applicable to base rate loans. The Prior Borrowers were also obligated to pay a commitment fee of 0.35% on the unused portion of the Prior Credit Facility if usage was less than fifty percent and 0.25% on the unused portion of the Prior Credit Facility if usage exceeded fifty percent.

Prepayments.    The Prior Credit Agreement provided for prepayment of the Prior Credit Facility at any time in whole or in part without fees or penalty, except that any prepayment of Eurodollar advances other than at the end of the applicable interest periods therefore was required to be made with reimbursement for any funding losses and redeployment costs of the lenders resulting therefrom.

Covenants.    The Prior Credit Facility contained customary affirmative and negative covenants, including, without limitation, limitations on investments; limitations on liens; limitations on mergers, consolidations, and transfers of assets; limitations on sales of assets; limitations on transactions with affiliates; and limitations on our transfer of ownership and management. In addition, the Prior Credit Facility contained financial covenants including, without limitation, with respect to maximum leverage ratio, minimum fixed charge coverage ratio, minimum tangible net worth and maximum distributions.

Events of Default.    The Prior Credit Facility included customary events of default including, without limitation, nonpayment of principal, interest, fees or other amounts when due, covenant defaults, cross-defaults, bankruptcy events, material unsatisfied or unstayed judgments, and loss of REIT status.

Security and Guarantees.    Omega and its subsidiaries that were not borrowers under the Prior Credit Facility guaranteed the obligations of the Prior Borrowers under the Prior Credit Facility. All obligations under the Prior Credit Facility and the related guarantees were secured by a perfected first priority lien on certain real properties and all improvements, fixtures, equipment and other personal property relating thereto of the subsidiaries party to the Prior Credit Facility, and an assignment of leases, rents, sale/refinance proceeds and other proceeds flowing from the real properties.

Omega and its subsidiaries terminated the Prior Credit Facility in connection with the effectiveness of the New Credit Facility, which provides a longer term than the term remaining under the Prior Credit Facility and a 125 basis point savings on LIBOR-based loans, as compared to LIBOR-based loans under the Prior Credit Facility. Omega did not experience any material early termination penalties due to the termination of the Prior Credit Facility. Omega recorded a one-time, non-cash charge of approximately $2.7 million relating to the write-off of deferred financing costs associated with the termination of the Prior Credit Facility.

Item 2.03  Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, which is incorporated herein by reference, for a discussion of the creation of a direct financial obligation under the New Credit Facility.

Item 9.01. Financial Statements and Exhibits.

10.1
Credit Agreement, dated as of March 31, 2006, among OHI Asset, LLC, OHI Asset (ID), LLC, OHI Asset (LA), LLC, OHI Asset (TX), LLC, OHI Asset (CA), LLC, Delta Investors I, LLC, Delta Investors II, LLC, Texas Lessor- Stonegate, LP, the lenders named therein, and Bank of America, N.A.

99.1	Press Release dated April 4, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.

By:/s/ C. Taylor Pickett
Name: C. Taylor Pickett
Title: Chief Executive Officer

Dated:  April 5, 2006